Exhibit 99.1

NEWS RELEASE

LINN ENERGY ANNOUNCES $1.2 BILLION ACQUISITION

OF BP’s HUGOTON BASIN PROPERTIES

Houston, Feb. 27, 2012 – LINN Energy, LLC (NASDAQ: LINE) announced today that it signed a definitive purchase agreement to acquire Hugoton Basin properties located in Kansas from BP America Production Company for a contract price of $1.2 billion, subject to closing conditions. The company anticipates the acquisition will close on or before March 30, 2012, and will be financed with proceeds from borrowings under its revolving credit facility.

“This acquisition marks our entry into the largest conventional natural gas field in the U.S., and it is an excellent fit for our business strategy,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “This impactful transaction has a low decline rate of 7 percent and is expected to provide 110 million cubic feet equivalent of liquids-rich production that is 37 percent NGLs. This acquisition should be immediately accretive to distributable cash flow per unit and is expected to provide a very steady stream of cash flow with little requirement for capital investment. We also fully hedged for five years 100 percent of natural gas production and 68 percent of NGL production, utilizing natural gas puts.”

Significant characteristics expected from the acquisition:

•	Immediately accretive to distributable cash flow per unit;

•	Liquids-rich production of approximately 110 MMcfe/d (98 percent operated, 63 percent natural gas, 37 percent NGL) ;

•	Excellent low-decline asset with a decline rate of 7 percent and a reserve life of 18 years;

•	Proved reserves of approximately 730 Bcfe, highly developed with 81 percent PDP;

•	Approximately 2,400 operated wells and more than 600,000 contiguous net acres;

•	Estimated 2012 Adjusted EBITDA of approximately $160 million;

•	Estimated 2012 maintenance capital of approximately $30 million to $40 million;

•	Potential for production optimization and cost savings;

•	100 percent ownership of the Jayhawk Natural Gas Processing Plant, with significant excess capacity; and

•	More than 800 future drilling locations.

Hedging

Consistent with LINN’s strategy to hedge production associated with acquisitions, the company entered into hedging contracts for 100 percent of the natural gas production associated with this transaction through 2016, or approximately five years. The company used a combination of 50 percent swaps and 50 percent puts to hedge the natural gas volumes, which preserves significant upside if natural gas prices rise. In addition, LINN hedged 68 percent of the NGL production through 2016, or approximately five years, utilizing natural gas puts.

Credit Facility

Including this acquisition, LINN Energy has completed more than $4 billion of acquisitions in just over two years. To maintain adequate financial flexibility and liquidity in light of the company’s greatly expanded size and scale, LINN recently received commitments from its lenders to increase its revolving credit facility from $1.5 billion to $2 billion, subject to final documentation.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 4.1 Tcfe of proved reserves (pro forma for announced 2012 acquisition) in producing U.S. basins as of Dec. 31, 2011. More information about LINN Energy is available at www.linnenergy.com.

RBC Richardson Barr, Barclays Capital and BMO Capital Markets acted as financial advisors to LINN Energy for the acquisition.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including the company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC

Investors:

Clay Jeansonne, Vice President – Investor Relations

281-840-4193

Media:

Paula Beasley, Manager, Public Affairs & Communications

281-840-4183